As filed with the Securities and Exchange Commission on August 1, 2012

 Registration No. 333-182740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medgenics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0217544
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

555 California Street, Suite 365

San Francisco, California 94104

(415) 568-2245

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew L. Pearlman

President and Chief Executive Officer

Medgenics, Inc.

555 California Street, Suite 365

San Francisco, California 94104

(415) 568-2245

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gretchen Anne Trofa, Esq.

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois

(312) 984-3100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2012

Prospectus

MEDGENICS, INC.

6,671,202 Shares of Common Stock

This prospectus relates to the offer and sale of up to 6,671,202 shares of our common stock, of which 3,379,447 shares of common stock are currently outstanding and 3,291,755 shares of common stock are issuable upon exercise of outstanding warrants, by the selling stockholders identified in this prospectus. We are filing the registration statement of which this prospectus forms a part in order to fulfill contractual obligations that we have to these selling stockholders. All of the outstanding shares and warrants described above were previously issued in private placement transactions completed prior to the filing of the registration statement of which this prospectus forms a part.

We will not receive any proceeds from the disposition of these shares of common stock by the selling stockholders, but we will receive the net proceeds of any warrants exercised for cash and will incur expenses in connection with this offering. Any such proceeds will be used for general corporate purposes.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares. The selling stockholders may sell the shares of common stock covered by this prospectus from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 37 of this prospectus.

Our common stock is listed on the NYSE MKT (formerly the NYSE Amex) under the symbol “MDGN” and on the AIM Market, operated by the London Stock Exchange, plc, under the symbols “MEDG” and “MEDU.” On July 31, 2012, the last reported sale price of our common stock on the NYSE MKT was $11.86 per share. We urge prospective purchasers of our common stock to obtain current information about the market prices of our common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2012

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of common stock offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front of the document, and you should not assume that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context provides otherwise, all references in this prospectus to “Medgenics,” “we,” “us,” “our,” or similar terms, refer to Medgenics, Inc. and its wholly owned Israeli subsidiary, Medgenics Medical (Israel) Limited.

We use BiopumpTM, EPODURETM, INFRADURETM, HEMODURETM, DermaVacTM and the Medgenics logo as service marks in the United States and elsewhere. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

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 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected further revenues, operations and expenditures and projected cash needs. These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;
•	the need to obtain regulatory approval of our product candidates;
•	the success of our clinical trials through all phases of clinical development;
•	any delays in regulatory review and approval of product candidates in clinical development;
•	our ability to commercialize our product candidates;
•	market acceptance of our product candidates;
•	competition from existing products or new products that may emerge;
•	regulatory difficulties relating to products that have already received regulatory approval;
•	potential product liability claims;
•	our dependency on third-party manufacturers to supply or manufacture our products;
•	our ability to establish or maintain collaborations, licensing or other arrangements;
•	our ability and third parties’ abilities to protect intellectual property rights;
•	compliance with obligations under intellectual property licenses with third parties;
•	our ability to adequately support future growth; and
•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements in this prospectus represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. You should read this prospectus, together with the documents incorporated by reference in this prospectus, including the documents filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that may be important to you or that you should consider before investing in our common stock. This prospectus includes or incorporates by reference information about the shares of common stock offered by this prospectus, as well as information regarding our business and detailed financial data. Before making an investment decision, you should read this prospectus and the information incorporated by reference herein in their entirety, including “Risk Factors” beginning on page 4 of this prospectus.

Our Company

Overview

We are a medical technology and therapeutics company developing an innovative and proprietary platform technology offering what we believe to be a game-changing approach for the $100+ billion protein therapeutics market. Our BiopumpTM Platform Technology converts a sliver of the patient’s own dermal skin tissue into a protein-producing “Biopump” to continuously produce and deliver therapeutic proteins, and when implanted under the patient’s skin, has the potential to deliver several months of protein therapy from a single procedure without the need for a series of frequent injections. The proof of concept of our Biopump Platform Technology has been demonstrated using EPODURETM producing erythropoietin (EPO) for anemia, which has shown elevation and stabilization of hemoglobin levels in anemic patients for six to more than 36 months from a single administration in a Phase I/II dose-ranging trial on Chronic Kidney Disease (CKD) patients.

Our Biopump is a tissue micro-organ (MO) that acts as a biological pump created from a toothpick-size sliver of the patient’s dermal tissue to produce and secrete a particular protein. We have developed a proprietary device called the DermaVac to facilitate reliable and straightforward removal of MOs and implantation of Biopumps. With the DermaVac, dermis MOs are rapidly harvested under local anesthetic from just under the skin to provide unique tissue structures with long-term viability ex vivo. This process allows us to process the dermal tissue outside the patient to become one or more Biopump protein producing units in 10 – 15 days, each making a measured daily amount of a specific therapeutic protein to treat a specific chronic disease. Based on a patient’s particular dosage need, we can determine how many Biopumps to then insert under the patient’s skin to provide a sustained dose of protein production and delivery for several months. We believe the dosage of protein can be reduced by simple ablation of inserted Biopumps or increased by the addition of more Biopumps to provide personalized dosing requirements for each patient as needs change. We believe that medical personnel will only require brief training to become proficient in using our DermaVac for harvesting and implanting, which will enable implementation of Biopump therapies by the patient’s local physician. We have demonstrated that MOs and Biopumps can be viably transported by land and air, and are also developing devices to automate and scale up the cost-effective production of Biopumps in local or regional processing centers.

We have produced more than 10,000 Biopumps to date which have demonstrated in the laboratory the capability for sustained production of therapeutic proteins, including EPO to treat anemia, interferon-alpha (INF-α) to treat various forms of hepatitis and Factor VIII clotting protein to treat hemophilia. The in vitro stability and simplicity in handling of the Biopump is another key feature separating Biopump’s tissue therapy approach from that of therapies based on individual cells grown in culture. Biopumps use the patient’s intact tissue implanted subcutaneously where it heals in place. We believe that this will facilitate location for ablation or removal if it becomes necessary to reduce dose or stop therapy. A major challenge of cell-based therapies is that protein-producing cells wander to unknown locations, making it difficult or impossible to reduce or cease therapeutic delivery. We believe that by remaining local and potentially reversible by ablation/excision, Biopumps will avoid this problem and resolve a major hurdle of gene therapy.

We believe our Biopump Platform Technology may be applied to produce an array of other therapeutic proteins from the patient’s own dermal tissue in order to treat a wide range of chronic diseases or conditions. We believe our personalized approach could replace many of the existing protein therapies which use proteins produced in animal cells administered by frequent injections over long periods of time.

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Clinical proof of concept of the Biopump Platform Technology was reported in a phase I/II study using Biopumps that produced and delivered EPO in patients with chronic kidney disease to treat their anemia, with interim study results presented by leading nephrologists at major nephrology conferences in 2010 and 2011. We call such Biopumps EPODURE. In a further proof of principle of our Biopump Platform Technology, leading liver experts presented at a major European liver conference in 2010 preclinical data showing months of sustained production by Biopumps of INF-α, the therapeutic protein widely used in the treatment of hepatitis C. We call such Biopumps INFRADURE. Several leading experts in the field of hepatitis have indicated their belief that INFRADURE has potential as a replacement for INF-α injections and their side effects not only in treatment of hepatitis C, but also in hepatitis B, hepatitis D and other indications. In addition, as INF-α is used in treating other diseases such as certain forms of cancer, we believe INFRADURE may have potential in some of these as well. We and our advisors believe that the results in patients treated to date have demonstrated proof of concept and shown safety and efficacy of our technology so far in its first application: EPODURE for treatment of renal anemia. Based on the results of our phase I/II clinical study of the EPODURE Biopump and our other development and testing efforts for our Biopump Platform Technology, we obtained the approval of the U.S. Food & Drug Administration (FDA) of our request for IND (Investigational New Drug) approval for a phase IIb study in the United States for EPODURE in treatment of anemia in patients on dialysis. We are commencing preparations for this U.S. trial. We have also received all necessary regulatory approvals to initiate a phase IIa study of EPODURE in treatment of anemia in patients on dialysis in Israel. In addition, we have obtained approval from the IRBs (Institutional Review Boards) of two medical centers in Israel and await final approval by the Israel Ministry of Health, for two proposed new clinical trials of INFRADURE in Israel: a phase I/II study of INFRADURE in treatment of patients with hepatitis C who have relapsed from previous treatment; and a phase I/II study of INFRADURE in treatment of naïve (previously untreated) patients with hepatitis C. Furthermore, the FDA has recently granted Orphan Drug Designation for use of INFRADURE in the treatment of patients with hepatitis D, a rare form of hepatitis, using INFRADURE Biopumps which are substantially the same as those used in the treatment of hepatitis C. Orphan Drug Designation carries multiple benefits, including the availability of grant money, certain tax credits and seven years of market exclusivity, as well as the possibility of an expedited regulatory process.

EPODURE Biopumps for the treatment of anemia have now been processed by our contract manufacturing organization (CMO) in a good manufacturing practice (GMP)-certified facility in the United States. This marks the first Biopump processing site outside of Israel, and provides us with a significant ability to scale-up our clinical and commercial capabilities to address global therapeutic areas such as anemia and hemophilia. In a key “dry run” test of the production system, tissue micro-organs were obtained and loaded into individual closed processing chambers in Israel, and then shipped to the U.S. CMO Biopump processing center in California. There, the micro-organs were processed in their closed systems into fully functioning EPODURE Biopumps, meeting the release criteria for use in human clinical trials in the United States. This demonstrates our capability to support the treatment of patients at remote clinical sites, transporting their Biopumps to and from strategically located processing facilities, thereby allowing for multicenter clinical trials and practical commercial implementation.

Based on our growing base of clinical and pre-clinical results, we continue to seek collaboration with third parties to further develop this technology and to form strategic alliances and licensing agreements, along the lines of such deals being reached typically with pharmaceutical companies. We are engaged in discussions with a number of other pharmaceutical, biotech and medical device companies to further develop our Biopump Platform Technology. We intend to further develop and leverage our core technology in order to seek multiple licensing agreements for many different proteins and clinical indications using the same core Biopump Platform Technology. Our current strategy is to take various applications of our Biopump Platform Technology through proof of basic safety and efficacy in patients (phase I/II), or further as appropriate, and then to negotiate out-licensing agreements with appropriate strategic partners. In this manner, we anticipate receiving revenues from milestone or other development or feasibility payments from such agreements in advance of regulatory approval and sales of our product candidates, while retaining control of our core technology. In addition, we are investigating various opportunities for the treatment of hepatitis D and other rare diseases using our Biopump Platform Technology. Rare diseases affect a small number of people worldwide. Due to the limited number of patients afflicted with one of these rare diseases, these niche applications may also offer a more expedited route to regulatory approval because pivotal clinical trials may require a smaller number of patients before regulatory agencies will consider product approval. In any case, we believe that initial commercialization of any of our product candidates by us or any future strategic partners is not likely before 2015 and could easily take five years or more.

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We believe that the Biopump Platform Technology has the potential to offer a better treatment alternative and replace many current methods of protein therapy, which can often involve many months of frequent injections and significant side effects. We believe that the Biopump Platform Technology provides a wide range of advantages over existing therapies and will appeal and offer benefits to doctors, patients and third-party payers (e.g., Center for Medicare and Medicaid Services (CMS) or medical insurers) including:

•	potentially lower treatment costs;
•	improved safety;
•	reduced side effects;
•	elimination of frequent injections;
•	increased efficacy in chronic disease management;
•	reversible treatment;
•	personalized medicine;
•	extended treatment to under treated populations; and
•	better patient compliance.

The in vitro stability and simplicity in handling of the Biopump is a key feature separating Biopump’s tissue therapy approach from that of therapies based on individual cells grown in culture. Another key advantage of using the patient’s intact tissue is that when it is implanted, it heals in place, thus facilitating location for ablation or removal if it becomes necessary to reduce dose or stop therapy. A major challenge of cell-based therapies is that protein-producing cells wander to unknown locations, making it difficult or impossible to reduce or cease therapeutic delivery. By contrast, the cells in the Biopump are retained in their surrounding tissue while they are processed as an intact tissue unit. We believe that the protein producing cells of the Biopump, having been maintained in their original intact tissue during processing, remain local after implanting. This makes Biopumps reversible by ablation/excision, so they avoid the problems of cell wandering and resolve a major hurdle of gene therapy.

Company Information

We were organized as a Delaware corporation on January 27, 2000. Our principal executive offices are located at 555 California Street, San Francisco, California 94104. We conduct our research and development activities primarily from our Israeli location in Misgav Business Park, Misgav. Our telephone number is (415) 568-2245 in the United States and +972-4-902-8900 in Israel. Our website address is www.medgenics.com. The information on or accessible through our website is not part of this prospectus.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, together with all of the other information incorporated by reference into this prospectus, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your investment.

Business-Related Risks

We are a clinical stage medical technology company and have a history of significant and continued operating losses and a substantial accumulated earnings deficit and we may continue to incur significant losses.

We are a clinical stage medical technology company and since our inception have been focused on research and development and have not generated any substantial revenues. We have incurred net losses of approximately $2.7 million for the three month period ended March 31, 2012 and approximately $52.6 million for the period from inception through March 31, 2012. At March 31, 2012, we had an accumulated deficit of approximately $52.2 million. We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future, as we continue to expand our research and development and commence commercialization of our potential product candidates. Our ability to generate revenues from sales of our potential products will depend on:

•	successful completion of necessary medical trials which have not advanced beyond phase I/II stage;

•	regulatory approval;

•	commercialization (through partnership or licensing deals or through internal development) and market acceptance of new technologies and product candidates under development;

•	medical community awareness; and

•	changes in regulation or regulatory policy.

We believe that initial commercialization of any of our product candidates by us or any future strategic partners is not likely before 2015 and could easily take five years or more.

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern.

Our auditors, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, have indicated in their report on our financial statements for the fiscal years ending December 31, 2010 and 2011 that there exist conditions that raise substantial doubt about our ability to continue as a going concern due to recurring losses and the lack of working capital. Early-stage biotechnical companies often receive such a report, as our continued operations are dependent on our ability to raise additional capital until revenues are available and received. A “going concern” opinion could impair our ability to finance our operations through the sale of debt or equity securities. Our ability to continue as a going concern will depend on our ability to obtain additional financing when necessary, which is not certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue. If we ceased operations, it is likely that all of our investors would lose their investment.

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We will need substantial additional capital for the continued development of our product candidates and for our long-term operations.

We are currently using the proceeds from our initial public offering in the United States, which was completed in April 2011, and our June 2012 private placement of units consisting of common stock and warrants to fund our continued operations. We believe that the net proceeds of those offerings, plus our existing cash and cash equivalents, should be sufficient to meet our operating and capital requirements into the first quarter of 2013. However, changes in our business, whether or not initiated by us, may affect the rate at which we deplete our cash and cash equivalents. Our present and future capital requirements depend on many factors, including:

•	the level of patient recruitment in the phase IIa study of EPODURE in Israel, which will be commencing in the near term, as well as the anticipated clinical trials of INFRADURE in Israel, and the continuing results of such trials;

•	the level of preparations for our anticipated phase IIb study of EPODURE in the United States;

•	the level of research and development investment required to develop our first product candidates, and maintain and improve the Biopump Platform Technology;

•	changes in product development plans needed to address any difficulties that may arise in manufacturing, preclinical activities, clinical studies or commercialization;

•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

•	our success rate in preclinical and clinical efforts associated with milestones and royalties;

•	the costs of recruiting and retaining qualified personnel;

•	the time and costs involved in obtaining regulatory approvals; and

•	the costs of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights.

We require additional capital in the near-term in order to continue to operate and will require significant amounts of additional capital in the future. Such capital may not be available when we need it on terms that we find favorable, if at all. We may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, or partnering or other corporate collaborations and licensing arrangements. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and we may need to downsize or halt our operations.

We have significant severance liabilities and may not be able to satisfy such obligations.

Our balance sheet as of March 31, 2012 includes a net liability of approximately $1.2 million representing severance payments required under Israeli law and contractual obligations in excess of severance covered by our current insurance policies that would be due if our employees left under circumstances that triggered payment of severance. Of such amount, approximately $0.6 million represents amounts that would be payable to our President and Chief Executive Officer if his employment with us terminated.

Our liability for severance pay is calculated pursuant to the Israeli severance pay law based on the most recent salary for the employees multiplied by the number of years of employment, as of the balance sheet date. Under law, employees are entitled to one month salary (based on the average of the employee’s last three months’ salary) for each year of employment or a portion thereof. Accordingly, our unfunded severance liability increases upon any increase in an employee’s salary. In addition, several employees are entitled to additional severance compensation in accordance with the terms of their respective employment agreements. Our liability for all of our employees is fully provided by an accrual and is mainly funded by monthly deposits with insurance policies. The value of these policies is recorded as an asset in our balance sheet. Our net liability for severance payments is due to additional months of severance provided under our agreements with certain employees and to any shortfall in our deposited amounts caused by increases in salary.

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The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies and includes profits or losses as appropriate.

We are still in the process of clinical trials and do not have a commercialized product and may never be able to commercialize our product candidates.

We have completed a phase I/II clinical trial with respect to our EPODURE Biopump in pre-dialysis patients and are launching phase IIa and IIb studies in dialysis patients in Israel and the United States; and have not commenced clinical trials for our INFRADURE Biopump or any other Biopump application. Only a small number of research and development programs ultimately result in commercially successful drugs and drug delivery systems. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including:

•	failure to obtain approvals for large-scale clinical trials;

•	difficulties related to large-scale manufacturing;

•	lack of familiarity of health care providers and patients;

•	low market acceptance as a result of lower demonstrated clinical safety or efficacy compared to other products or other potential disadvantages relative to alternative treatment methods;

•	inability to obtain favorable coverage determinations from health plans and third-party payers;

•	insufficient or unfavorable levels of reimbursement from government or third-party payers;

•	infringement on proprietary rights of others for which we (or our licensees, if any) have not received licenses;

•	incompatibility with other therapeutic products;

•	potential advantages of alternative treatment methods;

•	ineffective marketing and distribution support;

•	lack of cost-effectiveness; or

•	timing of market introduction of competitive products.

If any of these potential problems occurs, we may never successfully commercialize our Biopump Platform Technology. If we are unable to develop commercially viable products, our business, results of operations and financial condition will be materially and adversely affected.

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Our Biopump Platform Technology is still being developed and has not been tested on a large scale, and, therefore, we do not know all of the possible side effects and may not be able to commercialize our technology as planned.

The Biopump Platform Technology has not been tested on a large scale, and is still in an early stage of development. Although we and our advisors believe that the results in patients treated to date have demonstrated proof of concept and shown safety and efficacy of our technology so far in its first application, and although we are encouraged by the FDA clearance to proceed with a Phase IIb anemia study with EPODURE in dialysis patients, this does not constitute confirmation or approval of the safety and efficacy of our technology, nor have we received such from any regulatory authority. Aspects of the implementation and use of the Biopump Platform Technology are not yet fully developed or proven, and disappointing results and problems could delay or prevent their completion. Even if the Biopump Platform Technology works well in one indication, it could possibly have disappointing results in others. If so, the development could be stalled or even blocked in one or more indications. Potential risks associated with the use of the Biopump Platform Technology are the development of an immune response to the vector, the encoded protein product, autoimmunity to the endogenous protein product or potential overdose of protein due to difficulties in managing the continuous supply in the patient in accordance with patient need. Risk for immunogenic reaction to the vector is based on clinical studies using first general adenoviral vectors that contain a full complement of viral proteins. We currently use a gutless adenoviral vector in all our development activities and our current trial to eliminate the risk of immune rejection of the Biopumps prepared with viral vector particles. While these gutless adenoviral vectors do not include genes for viral proteins, the risk for somehow re-establishing expression of viral proteins cannot be ruled out.

The basis for the risks described above is currently only theoretical since these effects have not been seen in the small number of patients that have received a Biopump in our EPODURE clinical trials or in preclinical safety studies performed in mice. However, the possible side effects and full efficacy and safety of the technology need to be tested in a substantial number of patients to verify this. Our previous safety tests were only carried out on a small number of patients and therefore any conclusions may not be representative of either a larger multi-centric test or the commercial version of the technology in the general population. In addition, the full impact of the technology, and its many possible variations, on the body is, as yet, unknown. Although no side effects attributed to the Biopump Platform Technology were found to date in our EPODURE clinical trials, other than minor bruising at the implantation site, the possibility cannot be ruled out that serious side effects might be borne out by further trials, and if so, this could have serious implications on the viability of the technology and our business.

Although the Biopump Platform Technology aims to minimize the residual number of viral vector particles and their proteins introduced into a body, there is a chance that the cumulative effect of Biopump reimplantation could result in an eventual buildup of viral proteins and an immunogenic reaction against the Biopumps preventing further implantations, which could question the viability of the technology.

Severe side effects or complications in trials, or post-approval, could result in financial claims and losses against us, damage our reputation, and increase our expenses and reduce our assets. In addition, our product candidates may not gain commercial acceptance or ever be commercialized.

We are completely dependent upon the successful development of our Biopump Platform Technology. If we fail to successfully complete its development and commercialization or enter into licensing or partnership agreements, we will not generate operating revenues.

All of our efforts are focused on the development of our Biopump Platform Technology. There is no guarantee that we will succeed in developing products based on our Biopump Platform Technology. If we or any partner(s) or collaborator(s) that we may enter into a relationship with are unable to consummate the production of Biopumps to provide the sustained protein therapy to treat various chronic diseases in a safe, stable, commercial end-product form, we will be unable to generate any revenues. There is no certainty as to our success, whether within a given time frame or at all. Any delays in our schedule for clinical trials, regulatory approvals or other stages in the development of our product are likely to cause us additional expense, and may even prevent the successful finalization of any or all of our product candidates. Delays in the timing for development of our technology may also have a material adverse effect on our business, financial condition and results of operations due to the possible absence of financing sources for our operations during such additional periods of time.

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Clinical trials involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials, which would cause us or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from completed or ongoing clinical trials. We estimate that clinical trials involving various applications of our Biopump Platform Technology will continue for several years; however, such trials may also take significantly longer to complete and may cost more money that we expect. Failure can occur at any stage of testing, and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of our Biopump Platform Technology, including but not limited to:

•	delays in obtaining regulatory approvals to commence a clinical trial;

•	failure or inability to recruit qualified investigators;

•	slower than anticipated patient recruitment and enrollment;

•	negative or inconclusive results from clinical trials;

•	unforeseen safety issues;

•	an inability to monitor patients adequately during or after treatment; and

•	problems with investigator or patient compliance with the trial protocols.

A number of companies in the medical device, biotechnology, and biopharmaceutical industries, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. Despite the successful results reported in early clinical trials regarding our EPODURE Biopump, we do not know whether any clinical trials we or our clinical partners may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market our product candidate for the treatment of chronic kidney disease. If later-stage clinical trials involving EPODURE Biopump do not produce favorable results, our ability to obtain regulatory approval may be adversely impacted, which will have a material adverse effect on our business, financial condition and results of operations.

Potential difficulty with, and delays in, recruiting additional patients for phase I/II, phase IIa and IIb, and phase III clinical trials may adversely affect the timing of our clinical trials and our working capital requirements.

Our research and development is highly dependent on timely recruitment of the requisite number and type of patients for our clinical trials. We have previously found it very difficult to recruit such patients and the increased volume and ethnic backgrounds required for future testing may render such testing even more difficult. Such larger studies will likely be based on the use of multicenter, multinational design, which can prove difficult to manage and could result in delays in patient recruitment. Delays in the recruitment of such patients could delay our trials and negatively impact our working capital requirements.

Potential difficulty with, and delays in, obtaining vectors necessary for conducting phase I/II, phase IIa and IIb, and phase III clinical trials and additional research and development of the Biopump Platform Technology may adversely affect the timing of our clinical trials, the further development of our technology and our working capital requirements.

We need specific vectors in order to conduct our research and development of our Biopump Platform Technology and to create Biopumps to conduct our clinical trials. We currently use only one source available for the production and delivery of research grade versions of new vectors for developing new products. Such source is highly dependent on the work of a particular individual. Although we have a contract with such source, there is a possibility that the source would discontinue its business or the contract would be terminated, that the particular individual could become unable to work on the production of vectors or that other problems could occur with the timely production and delivery of vectors. We are in the process of seeking additional sources, including considering our internal ability to produce the necessary vectors. Vectors intended for use in clinical trials must be produced by other vector suppliers who manufacture according to strict requirements of Good Manufacturing Practice (GMP). We have worked with one such GMP vector manufacturer who has supplied the GMP vectors used in our EPODURE phase I/II clinical studies and for the planned INFRADURE phase I/II clinical studies, and we intend to continue to order new GMP vectors when needed from such supplier. There is a possibility that the source would discontinue its business or that other problems could occur with the timely production and delivery of GMP vectors. If this were to occur, we would need to establish GMP vector production at one or more alternative GMP vector manufacturers. Delays in obtaining the vectors could delay any new trials. Without the necessary vectors, we would be unable to continue the research and development of our technology which would negatively impact our working capital requirements.

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We may not successfully establish and maintain relationships with third-party service providers and collaborators, which could adversely affect our ability to develop our product candidates.

Our ability to commercialize our technology is dependent on our ability to reach strategic licensing and other development agreements with appropriate partners, including pharmaceutical companies, biotech firms and medical device companies. If we are unable to successfully negotiate such agreements, we may not be able to continue to develop the Biopump Platform Technology without raising significant additional capital for commercialization.

The successful adoption of Biopump Platform Technology also relies on our ability to bring about practical, reliable and cost-effective production of Biopumps on a commercial scale and its use in patients in widespread locations. This requires the design, development, and commercial scale-up of Biopump manufacturing capability, intended for implementation in regional Biopump processing centers, together with appropriate logistical capabilities to enable local treatment of patients in their communities, in a cost effective and reliable manner. Biopump processing is intended to be effected using semi-automated processing stations employing sealed cassettes and other single use items for each patient. Although we have experienced initial positive results in processing MOs in individual closed processing chambers that were shipped from Israel at our contract manufacturing organization (CMO) in a GMP-certified facility in California, we or our CMO may not be able to replicate the results or be able to accommodate greater amounts. Treatment of patients in various locations is dependent upon reliable acquisition of MOs and implantation or ablation of Biopumps by trained local physicians, using appropriate proprietary and nonproprietary devices and products, and upon the transport of micro-organs and Biopumps between the Biopump processing centers and local treatment clinics via reliable and cost effective logistical arrangements. It may also be important that the processing center not require highly skilled operators, specialist laboratories or clean rooms. The inability to adequately scale and rollout such technology could damage the cost-effectiveness and therefore one of the anticipated competitive advantages of the Biopump Platform Technology.

Our core business strategy is to enter into collaborative relationships or strategic partnerships and/or license appropriate parts or uses of our technology in order to establish, develop and expand the distribution and international sale of our product candidates. We may not be able to identify such collaborators and partners on a timely basis and we may not be able to enter into relationships with any future collaborator(s) or partner(s) on terms that are commercially beneficial to us or at all. In addition, such relationships and partnerships may not come to fruition or may not be successful. Our agreements with these third parties may also contain provisions that restrict our ability to develop and test our product candidates or that give third parties rights to control aspects of our product development and clinical programs.

The third-party contractors may not assign as great of a priority to our clinical development programs or pursue them as diligently as we would if we were undertaking such programs directly and, accordingly, may not complete activities on schedule, or may not conduct the studies or our clinical trials in accordance with regulatory requirements or with our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if their performance is substandard, we may be required to replace them.

In addition, conflicts may arise with our collaborators, such as conflicts concerning the interpretation of clinical data, the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any conflicts arise with our existing or future collaborators, they may act in their self-interest, which may be adverse to our best interests. The third-party contractors may also have relationships with other commercial entities, some of whom may compete with us. If the third-party contractors work with our competitors, our competitive position may be harmed.

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In addition, although we attempt to audit and control the quality of third-party data, we cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated. The failure of third parties to carry out their obligations towards us would materially adversely affect our ability to develop and market our Biopump Platform Technology. To date, we have only entered into one collaboration agreement which addressed the feasibility and laboratory development of the HEMODURE Biopump. That agreement expired in September 2011.

We have no marketing experience, sales force or distribution capabilities. If our product candidates are approved, and we are unable to recruit key personnel to perform these functions, we may not be able to successfully commercialize the products.

Although we do not currently have any marketable products, our ability to produce revenues ultimately depends on our ability to sell our product candidates if and when they are approved by the FDA and other regulatory authorities. We currently have no experience in marketing or selling pharmaceutical products, and we do not have a marketing and sales staff or distribution capabilities. Developing a marketing and sales force is also time-consuming and could delay the launch of new products or expansion of existing product sales. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our ability to generate revenues will suffer.

Furthermore, even if we enter into marketing and distributing arrangements with third parties, these third parties may not be successful or effective in selling and marketing our Biopump Platform Technology. If we fail to create successful and effective marketing and distribution channels, our ability to generate revenue and achieve our anticipated growth could be adversely affected. If these distributors experience financial or other difficulties, sales of our products could be reduced, and our business, financial condition and results of operations could be harmed.

We are subject to intense government regulation and we may not be able to successfully complete the necessary clinical trials.

Approval for clinical trials depends, among other things, on data obtained from our pre-clinical and clinical activities, including completion of preclinical animal and in vitro studies in a timely manner. These pre-clinical and clinical activities must meet stringent quality assurance and compliance requirements. Data obtained from such activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals. Approval also depends on our obtaining certain key materials such as the GMP produced gutless adenoviral vector, which is prepared through a contract with a GMP vector manufacturer. Being a new version of an adenoviral vector, production of gutless adenoviral vector involves the use of certain special techniques for its preparation, which are somewhat different from those normally used by GMP vector manufacturers of first generation adenoviral vectors and such manufacturer may not be able to meet our requirements on a timely basis, or at all. Delays in obtaining a GMP vector needed for a specific clinical trial could delay the start of the trial. In addition, we cannot guarantee approval of our clinical trial protocols under the human subject protection laws and regulations of the countries where such trials are planned.

We currently have limited experience in and resources for conducting the large-scale clinical trials which may hamper our ability to obtain or comply with regulatory approval. The failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, product recalls, withdrawal of product approval, mandatory restrictions and other actions, which could impair our ability to conduct business.

The FDA and other health authorities will regulate our product candidates and we may never receive regulatory approval to market and sell our product candidates.

Our product candidates will require regulatory approvals prior to sale. In particular, our product candidates are subject to stringent approval processes, prior to commercial marketing, by the FDA and by comparable agencies in all countries where we operate and desire to introduce our product candidates, whether sold via a strategic partner or directly by us. These requirements range from vector and Biopump efficacy and safety assessment in phase III clinical trials to long-term follow-up assessments on treated patients in clinical trials for product approval for sale. The process of obtaining FDA and corresponding foreign approvals is costly and time-consuming, and we cannot assure that such approvals will be granted. Also, the regulations we are subject to change frequently and such changes could cause delays in the development of our product candidates.

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It typically takes a company several years or longer to satisfy the substantial requirements imposed by the FDA and comparable agencies in other countries for the introduction of therapeutic pharmaceutical and biological products. Pharmaceutical or biological products must be registered in accordance with applicable law before they can be manufactured, marketed and distributed. This registration must include medical data proving the product’s safety, efficacy and clinical testing. Also included in product registration should be references to medical publications and information about the production methods and quality control.

To obtain regulatory approvals in the United States, we or a collaborator must ultimately demonstrate to the satisfaction of the FDA that our product candidates are sufficiently safe and effective for their proposed administration to humans. Many factors, known and unknown, can adversely impact clinical trials and the ability to evaluate a product candidate’s safety and efficacy, including:

•	the FDA or other health regulatory authorities, or instructional review boards (IRB), do not approve a clinical trial protocol or place a clinical trial on hold;

•	suitable patients do not enroll in a clinical trial in sufficient numbers or at the expected rate, for reasons such as the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the perceptions of investigators and patients regarding safety, and the availability of other treatment options;

•	clinical trial data are adversely affected by trial conduct or patient withdrawal prior to completion of the trial;

•	there is competition with ongoing clinical trials and scheduling conflicts with participating clinicians;

•	patients experience serious adverse events, including adverse side effects of our drug candidates, for a variety of reasons that may or may not be related to our product candidates, including the advanced stage of their disease and other medical problems;

•	patients in the placebo or untreated control group exhibit greater than expected improvements or fewer than expected adverse events;

•	third-party clinical investigators do not perform the clinical trials on the anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	service providers, collaborators or co-sponsors do not adequately perform their obligations in relation to the clinical trial or cause the trial to be delayed or terminated;

•	we are unable to obtain a sufficient supply of manufactured clinical trial materials;

•	regulatory inspections of manufacturing facilities require us or a co-sponsor to undertake corrective action or suspend the clinical trials;

•	the interim results of the clinical trial are inconclusive or negative;

•	the clinical trial, although approved and completed, generates data that are not considered by the FDA or others to be sufficient to demonstrate safety and efficacy; and

•	changes in governmental regulations or administrative actions affect the conduct of the clinical trial or the interpretation of its results.

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There can be no assurance that our clinical trials will in fact demonstrate, to the satisfaction of the FDA and others, that our product candidates are sufficiently safe or effective. The FDA or we may also restrict or suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks.

Delays in obtaining such clearances and/or changes in existing requirements could have a material adverse effect on our company by making it difficult to advance product candidates or by reducing or eliminating their potential or perceived value and, therefore, our ability to conduct our business as currently planned could materially suffer. Failure to obtain required regulatory approvals could require us to delay, curtail or cease our operations. Even if we invest the necessary time, money and resources required to advance through the FDA approval process, there is no guarantee that we will receive FDA approval of our product candidates.

Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing our requests for regulatory clearance or premarket approval of new products, new intended uses, or modifications to existing products;

•	withdrawing regulatory clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these events were to occur, it could adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review and if we fail to comply with continuing regulations, we could lose those approvals and our business, financial condition and results of operations would be seriously harmed.

Even if our Biopump Technology Platform receives initial regulatory approval or clearance for specific therapeutic applications, we will still be subject to ongoing reporting obligations, and such product and the related manufacturing operations will be subject to continuing regulatory review, including FDA inspections. This ongoing review may result in the withdrawal of our product from the market, the interruption of manufacturing operations and/or the imposition of labeling and/or marketing limitations related to specific applications of our product. Since many more patients will be exposed to our Biopump Technology Platform following its marketing approval, serious but infrequent adverse reactions that were not observed in clinical trials may be observed during the commercial marketing of such product. In addition, the manufacturer(s) and the manufacturing facilities that we will use to produce our Biopumps will be subject to periodic review and inspection by the FDA and other similar foreign regulators. Late discovery of previously unknown problems with any product, manufacturer or manufacturing process, or failure to comply with regulatory requirements, may result in actions, such as:

•	restrictions on such product, manufacturer or manufacturing process;

•	warning letters from the FDA or other regulatory authorities;

•	the withdrawal of the product from the market;

•	the suspension or withdrawal of regulatory approvals;

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•	a refusal by such regulator to approve pending applications or supplements to approved applications that we or our licensees (if any) submit;

•	a voluntary or mandatory recall;

•	fines;

•	a refusal to permit the import or export of our product;

•	product seizures or detentions;

•	injunctions or the imposition of civil or criminal penalties; and

•	adverse publicity.

In addition, from time to time, legislation is drafted and introduced in the United States that could significantly change the statutory provisions governing any regulatory clearance or approval that we receive from the U.S. regulatory authorities. FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our product. We cannot predict what these changes will be, how or when they will occur or what effect they will have on the regulation of our product. If we, or our licensees, suppliers, collaborative research partners or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, we may lose marketing approval for any of the therapeutic applications of our product (to the extent that such applications are initially approved), resulting in decreased or lost revenue from milestones, product rental or usage fees, or royalties.

Even if approved by the necessary regulatory authorities, our product candidates may not gain market acceptance.

The development of a market for new technology is affected by numerous factors, many of which are beyond our control. There can be no assurance the Biopump Platform Technology will gain acceptance within the markets at which it is targeted. Further, the internal structure for medical service provision varies considerably from territory to territory throughout the world and may be, in some cases, subject to public sector procurement processes, which could delay penetration of this market by our product candidates. If the market does not accept our product candidates, when and if we are able to commercialize them, then we may never become profitable. Factors that could delay, inhibit or prevent market acceptance of our product candidates may include:

•	the timing and receipt of marketing approvals;

•	the safety and efficacy of the products;

•	the emergence of equivalent or superior products;

•	the cost-effectiveness of the products;

•	findings by health plans or third-party payers that the product candidates are not reasonable and necessary, or are subject to additional prerequisites for coverage;

•	decisions by health plans not to cover the Biopump Platform Technology if they conclude that it is experimental or investigational; and

•	ineffective marketing.

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Our success is first and foremost reliant upon there being a demand for our technology by potential strategic partners. Together with such partners, we intend to establish and manage reliable and cost effective Biopump production capabilities on a large scale. There is risk that such facilities may not be successfully established, may not meet their performance requirements or cost targets, or in other ways fail to deliver the requisite level of reliable and cost-effective Biopumps for clinical use. In addition, sales will rely upon demand for Biopump products, which in turn is dependent upon patient and doctor and other medical practitioner perceptions as to safety, reliability and efficacy of our product candidates. Although our product candidates will be subject to extensive testing, there can be no assurance that consumers will ultimately accept them relating to safety.

Our efforts to comply with federal and state fraud and abuse laws could be costly, and, if we are unable to fully comply with such laws, we could face substantial penalties.

We are subject to extensive federal and state healthcare fraud and abuse laws and regulations, including, but not limited to, the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

•	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

•	the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which creates federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security and transmission of individually identifiable health information;

•	the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	the federal Foreign Corrupt Practices Act (FCPA), which prohibits, among other things, making payments to foreign officials of any country outside of the United States for the purpose of obtaining or retaining business; and

•	state laws that are analogous to each of the above federal laws, such as state anti-kickback and false claims laws (some of which may apply to healthcare items or services reimbursed by any third-party payer, including commercial insurers), as well as certain state laws that require pharmaceutical and medical device companies to comply with industry voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

If our past or present operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third-party payer programs such as Medicare and Medicaid and/or the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we may do business are found to be non-compliant with applicable laws, they may be subject to criminal, civil or administrative sanctions including exclusions from government-funded health care programs, which could also negatively impact our operations. Our ongoing efforts to comply with these laws may be costly, and our failure to comply with these laws could have a material adverse effect on our business, financial condition and results of operations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and damage our reputation.

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If any of our key employees discontinue his or her services with us, our efforts to develop our business may be delayed.

Our success will depend on the retention of our Directors, Strategic Advisory Board and other current and future members of our management and technical team, including Andrew Pearlman, our founder, President and Chief Executive Officer, and Clarence “Butch” Dellio, our Chief Operating Officer, and on our ability to continue to attract and retain highly skilled and qualified personnel. There can be no assurance that we will retain the services of any of our Directors, Strategic Advisory Board members, officers or employees, or attract or retain additional senior managers or skilled employees. Furthermore, we do not carry key man insurance with respect to any of such individuals.

The Biopump Platform Technology is still in development and is dependent on further development and testing to reach commercial production. We currently employ a small number of key personnel including top managers, scientists, engineers and clinical experts who are important to developing the Biopump Platform Technology and have a high level of accumulated knowledge which would be lost if they left our company. If these employees leave our company or otherwise are unable to provide services, there could be significant implications on the timing and cost of future development of the technology. Because competition for qualified personnel in our industry is intense, we may be unable to timely find suitable replacements with the necessary scientific expertise. We cannot assure you that our efforts to attract or retain such personnel will be successful.

If we are not able to obtain and maintain adequate patent protection for our product candidates, we may be unable to prevent our competitors from using our technology.

Our ability to commercialize the Biopump Platform Technology, or our product candidates, will depend, in part, on our ability, both in the United States and in other countries, to obtain patents, enforce those patents, preserve trade secrets and operate without infringing the proprietary rights of third parties. Our owned and licensed patent portfolio directed to the Biopump Platform Technology contains 33 issued patents and 79 pending U.S. and international patent applications. We may not successfully obtain patents in the other countries in which patent applications have been or will be filed, and we may not develop other patentable products or processes. In addition, any future patents may not prevent other persons or companies from developing similar or medically equivalent products and other persons or companies may be issued patents that may prevent the sale of our products or that will require us to license or pay significant fees or royalties. Furthermore, issued patents may not be valid or enforceable, or be able to provide our company with meaningful protection. Patent litigation is costly and time-consuming and there can be no assurance that we will have, or will be able to devote, sufficient resources to pursue such litigation. In addition, potentially unfavorable outcomes in such proceedings could limit our intellectual property rights and activities.

The patent positions of the products being developed by us and our collaborators involve complex legal and factual uncertainties. As a result, we cannot assure that any patent applications filed by us, or by others under which we have rights, will result in patents being issued in the United States or foreign countries. In addition, there can be no assurance that the scope of any patent protection will be sufficient to provide us with competitive advantages, that any patents obtained by us or our collaborators will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights we or our collaborators may hold.

We are not aware of any third parties infringing our patents. Unauthorized parties may try to copy aspects of our product candidates and technologies or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our or our collaborators’ intellectual property. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may also adversely affect the scope of our patent protection and our competitive situation.

There is certain subject matter that is patentable in the United States but not generally patentable outside of the United States. Differences in what constitutes patentable subject matter in various countries may limit the protection we can obtain outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and other issues may prevent us from obtaining patent protection outside of the United States, which would have a material adverse effect on our business, financial condition and results of operations.

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We do not believe we infringe any third party patents in the United States in the making, using and selling of the Biopump Platform Technology. However, we may need to obtain additional licenses to use certain patents depending on the specific gene products, proteins, vectors and promoters used in conjunction with the Biopump Platform Technology. These licenses include, for example, one or more specific proteins and promoters used in conjunction with certain genes to control their expression. There is no assurance that we will obtain licenses for such technology or would be able to obtain licenses to any third party intellectual property on commercially reasonable terms.

Additionally, there can be no assurance that we can successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. A significant intellectual property impediment to our ability to develop and commercialize our product candidates could adversely affect our business prospects.

We cannot be certain that any of our patent applications, or those of our licensors, will result in issued patents. In addition, because patents are highly uncertain and involve complex legal and factual questions, the patents and patent applications we own and license, or any further patents or patent applications we may own or license, may not prevent other companies from developing similar products. We cannot assure you that our patents will not be challenged by third parties or that we will be successful in any defense we undertake. Failure to successfully defend a patent challenge could materially and adversely affect our business.

We cannot assure you that third parties cannot and will not design around our patents and develop similar products  or that we will be successful in enforcing our patents on such design around products. Additionally, the biosimilars pathway created under the Biologics Price Competition and Innovation Act (BPCIA) may allow for another manufacturer to develop a non-patent infringing product using data from our own clinical trials. Prior to the enactment of BPCIA, information in approved Biologic License Applications (BLAs) could not be relied upon by other manufacturers to to establish the safety and efficacy of their products for which they were seeking FDA approval. Accordingly, if the Biopump Platform Technology were approved under a BLA, other manufacturers potentially could develop and seek FDA approval of “biosimilar” products at some point in the future.

In addition, changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.  For example, on September 16, 2011, the Leahy-Smith America Invents Act was signed into law. The America Invents Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent enforcement and defense.  It is too early to determine what the effect or impact the America Invents Act will have on the operation of our business and the protection and enforcement of our intellectual property. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

We are heavily reliant on licenses from third parties and any loss of these rights would adversely affect our business.

We do not own some of the patents upon which the Biopump Platform Technology is based. We license such patents exclusively from Yissum Research Development Company of the Hebrew University of Jerusalem (Yissum), subject to certain specific reservations and restrictions. We have certain monetary and operational obligations under the license agreement with Yissum. If we fail to perform any of our obligations under the Yissum license agreement, Yissum may have the right to declare a breach of the Yissum license agreement. Upon such a breach, the Yissum license agreement could be terminated and the intellectual property could revert to Yissum and we may be unable to use or further develop the Biopump Platform Technology in those circumstances.

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We have also obtained a non-exclusive license to technology from Baylor College of Medicine (BCM), Houston, Texas. The license is subject to certain specific reservations and restrictions including BCM’s required approval for the sale, market, transfer, sublicense, use and filing of patent applications for the BCM technology. BCM’s technology is also subject to U.S. governmental rights to call for a license to exploit the technology. If we fail to get such approvals or rights, our ability to use and/or profit from products that incorporate the BCM technology may be inhibited or prevented. If we fail to perform any of our obligations under the BCM license agreement, the BCM license agreement may be terminated. If the BCM license agreement is terminated, the licensed technology could revert to BCM, which may impair our ability to use or further develop our products candidates.

We have obtained a worldwide license to patents for variants of Factor VIII from the Regents of the University of Michigan (University of Michigan). We intend to use such variants to further our research and development with respect to our HEMODURE Biopump. If we breach our payment or development obligations under such license agreement, University of Michigan would have the right to terminate the license and we would be unable to use such licensed patents. As a result, development of our HEMODURE Biopump may be adversely impacted or delayed.

Our business is dependent on proprietary rights that may be difficult to protect and such dependence could affect our ability to effectively compete.

In addition to our patents, we also rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. However, others, including our competitors, may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. We take precautionary measures to protect our proprietary rights and information, including the use of confidentiality agreements with employees and consultants, and those with whom we have academic and commercial relationships. However, we may not have such agreements in place with all such parties and, in spite of the measures, there can still be no guarantee that agreements will not be violated or that there will be an adequate remedy available for a violation of an agreement. Any of these events could prevent us from developing or commercializing our product candidates.

In addition, we have no trademark or applications pending; and third parties may have trademarks or have pending applications on our contemplated marks or similar marks or in similar fields of use that are confusingly similar; or may be using our contemplated marks or similar marks. We may have to change our use of certain marks currently in use or contemplated which could have an adverse impact on our business and may require us to spend additional funds to develop new marks. We anticipate that we will spend both time and management resources to develop and file trademark applications in the future.

We are subject to intense competition in the therapeutic protein market from companies with greater resources and more mature products, which may result in our competitors developing or commercializing products before or more successfully than us.

While we believe our Biopump Platform Technology has significant advantages, there are a number of well-established and substantial companies engaged in the development, production, marketing, sale and distribution of products that are potentially competitive with our product candidates or the Biopump Platform Technology in general. Many of these companies are more experienced than our company is and represent significant competition. It is also possible that other parties have in development products substantially similar to or with properties that are more efficacious, less invasive and more cost effectively delivered than our product candidates or the Biopump Platform Technology in general. The success of our competitors in developing, bringing to market, distributing and selling their products could negatively affect our result of operations and/or general acceptance of our product candidates.

We face risks related to the current economic conditions that may adversely affect our business.

In general, our operating results can be significantly and adversely affected by negative economic conditions, high labor, material and commodity costs and unforeseen changes in demand for our products and services. These conditions have resulted and could continue to result in slower adoption of new technologies and cost containment efforts by governments and other payers for healthcare research and development, products and services. The current economic conditions could also have a potentially significant negative impact on our ability to generate sufficient internal cash flows or access credit at reasonable rates to meet future operating expenses, service debt and fund capital expenditure. The continued weakness in world economies makes the strength and timing of any economic recovery uncertain, and there can be no assurance that global economic conditions will not deteriorate further.

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The grants we received from the Israeli Office of the Chief Scientist place certain restrictions on us.

Through our wholly owned Israeli subsidiary, we have received, and anticipate continuing to receive, grants from the Israeli Office of the Chief Scientist (OCS). The grant agreements require repayment of the grants provided to us through the payment of royalties out of income received from commercializing the developed technology. Pursuant to the Israeli Encouragement of Industrial Research and Development Law, certain limitations will apply to the change of control of the grant recipient and the financing, mortgaging, production, exportation, licensing or transfer or sale outside of Israel of its technology and intellectual property, which will require the Chief Scientist’s prior consent and, in some cases, extended royalties or other fees. This could have a material adverse effect on and significant cash flow consequences to our company if, and when, any technologies, intellectual property or manufacturing rights are exported, transferred or licensed to third parties outside Israel. If the OCS does not wish to give its consent in any required situation or transaction, we would need to negotiate a resolution with OCS which would involve monetary payments, such as royalties or fees, in aggregate up to three times the applicable funding received from OCS.

Health care policy changes, including U.S. health care reform legislation signed in 2010, may have a material adverse effect on us.

Health care reform is often a subject of attention in governments that are trying to control health care expenditures. Health care reform proposals are the subject of much debate in the U.S. Congress and some state legislatures, as well as in other countries. There is no assurance that legislation resulting in adverse effects on our company or our product candidates will not be adopted in a country in which we intend to operate and/or upon the distribution of our product candidates in the United States.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010. The legislation imposes significant new taxes on medical device makers in the form of a 2.3% excise tax on all U.S. medical device sales beginning in 2013. Under the legislation, the total cost to the medical device industry is expected to be approximately $20 billion over ten years. This significant increase in the tax burden on our industry could have a material, negative impact on our results of operations and our cash flows, especially if the Biopump was determined to be a medical device. Other elements of this legislation, such as comparative effectiveness research, an independent payment advisory board, payment system reforms, including shared savings pilots, and other provisions, could meaningfully change the way health care is developed and delivered, and may materially impact numerous aspects of our business.

Reimbursement policies of third-party payers may negatively affect the acceptance of our product candidates by subjecting the product candidates to sales and pharmaceutical pricing controls.

Third-party payers (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of our product candidates by regulating the level of reimbursement provided to the physicians and clinics utilizing our product candidates or by refusing reimbursement. If reimbursement under these programs, or if the amount of time to secure reimbursement is too long, our ability to market our technology and product candidates may be adversely and materially affected. In international markets, reimbursement by private third-party medical insurance providers, including government insurers and independent providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party government reimbursement. Pharmaceutical pricing is also subject to regulation in Israel as well as other countries within which we may wish to distribute our product candidates.

The Patient Protection and Affordable Care Act enacted in March 2010 reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. Although we cannot predict the full effect on our business of the implementation of existing legislation such as the Patient Protection and Affordable Care Act or the enactment of additional legislation, we believe that legislation or regulation that reduces reimbursement for our products could adversely affect how much or under what circumstances health care providers will prescribe or administer our products. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

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We may experience product liability claims, which could adversely affect our business and financial condition.

We may become subject to product liability claims. We have not experienced any product liability claims to date; however, the production at commercial scale, distribution, sale and support of our product candidates may entail the risk of such claims, which is likely to be substantial in light of the use of our product candidates in the treatment of medical conditions. We carry product liability insurance coverage in connection with our phase I/II trial of the EPODURE Biopump currently being conducted in Israel. Our insurance provides $3 million in coverage, subject to a $5,000 deductible. Our insurance must be renewed annually at a current cost of $17,000 per year to cover current and planned trials in Israel. If we are unable to obtain a renewal or if we suffer a successful product liability claim in excess of our insurance coverage, such claim could result in significant monetary liability and could have a material adverse impact on our business, operations, financial position and/or reputation.

Risk Related to Our Securities and This Offering

Our common stock is thinly traded, resulting in relative illiquidity and price volatility, and there may not ever be an active market for our common stock in the United States.

Although our common stock has been admitted for trading on the AIM Market since December 2007 and has been traded on the NYSE MKT (formerly the NYSE Amex) since April 2011, the volumes and trading in our common stock have been extremely sporadic. As a result, the ability of holders to purchase or sell our common stock is limited, with low-volume trading creating wide shifts in price. For our common stock to continue to be listed on the NYSE MKT, we must meet the current NYSE MKT listing requirements. If we were unable to meet these requirements, our common stock could be delisted from the NYSE MKT. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

Further, the share prices of public companies, particularly those operating in high growth sectors, are often subject to significant fluctuations. The market price of our common stock on the NYSE MKT has been volatile, ranging from $2.08 per share to $16.43 per share during the period from April 8, 2011 through July 31, 2012. We expect that the market price of our common stock will continue to fluctuate significantly due to factors including, but not limited to, the following:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products by us or our competitors;

•	changes in market valuations of companies in our industry;

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•	general market conditions;

•	future issuances of our common stock or other securities; and

•	other events or factors, many of which are beyond our control.

Our common stock is traded on more than one market and this may result in price variations.

Our common stock has been traded on the AIM Market since December 2007 and on the NYSE MKT since April 2011. Trading in our shares on these markets takes place in different currencies (British Pounds sterling on the AIM Market and dollars on the NYSE MKT) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and the United Kingdom). The trading prices of our shares of common stock on these two markets may differ due to these and other factors. Any decrease in the price of our shares of common stock on one of these markets could cause a decrease in the trading price of our shares on the other market. We cannot predict what the effect of trading of our common stock on the AIM Market will be on the trading of our common stock and warrants on the NYSE MKT, and vice versa.

Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on its market price.

The trading market for our securities will depend in part on the research and reports that securities analysts publish about our business and us. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our securities. If securities analysts do not cover our securities, the lack of research coverage may adversely affect their market prices. If we are covered by securities analysts, and our securities are the subject of an unfavorable report, the prices for our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price and/or trading volume to decline.

The exercise of options and warrants and other issuances of shares of common stock or securities convertible into or exercisable for shares of common stock will dilute the ownership interests of our current stockholders and may adversely affect the future market price of our common stock.

Sales of our common stock in the public market, either by us or by our current stockholders, or the perception that these sales could occur, could cause a decline in the market price of our securities. Nearly all of the shares of our common stock held by those of our current stockholders who are not affiliates may be immediately eligible for resale in the open market in compliance with an exemption under Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such sales, along with any other market transactions, could adversely affect the market price of our common stock.

In addition, as of June 30, 2012, there were outstanding options to purchase an aggregate of 1,468,365 shares of our common stock at exercise prices ranging from $2.49 per share to $8.19 per share, of which options to purchase 777,380 shares were exercisable as of such date. As of June 30, 2012, there were warrants outstanding to purchase 6,463,601 shares of our common stock, at exercise prices ranging from $0.0002 per share to $9.17 per share, with a weighted average exercise price of $5.91 per share. Of those outstanding warrants, warrants to purchase 4,810,578 shares of our common stock (including the April 2011 warrants) had become exercisable on or before June 30, 2012. In addition, 1,458,550 warrants having an exercise price of $8.34 per share will become exercisable on December 15, 2012 (which, if all were exercised in full, would result in the issuance of 1,458,576 shares of our common stock due to the rounding of fractional shares), and warrants to purchase 194,473 shares of our common stock having an exercise price of $9.17 per share will become exercisable on December 18, 2012. The exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of shares of our common stock. In addition, many of the warrants have anti-dilution protection which will require us to lower the exercise price in the event we sell securities in the future at a price lower than the exercise price. Additional dilution may result from the issuance of shares of our common stock in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

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Any issuance of our common stock that is not made solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split, will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our common stock in the future and those options or warrants are exercised, stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

As of June 30, 2012, our officers and directors together controlled approximately 27.7% of our outstanding common stock on a fully diluted basis. In addition, as of June 30, 2012, our four largest stockholders other than management and the directors owned approximately 14.1% of our outstanding common stock on a fully diluted basis. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock, and therefore may not be in the best interest of our other stockholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the market price of our common stock.

The process of designing, implementing and maintaining effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company, including identifying and applying all appropriate accounting procedures and guidance necessary to comply with U.S. generally accepted accounting principles. If we were to fail to apply all relevant accounting guidance or apply such guidance incorrectly, it could cause us to fail to meet our reporting obligations under the U.S. securities laws, result in material misstatements in our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

We have never declared or paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements, applicable contractual restrictions and other such factors as our board of directors may deem relevant.

Provisions of Delaware law may delay or prevent efforts to acquire a controlling interest in us, even if such acquisition were in the best interests of our stockholders.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. These provisions may also prevent changes in our management.

We may use the net proceeds from this offering in ways with which you may not agree.

While we currently intend to use the proceeds from this offering for product development, intellectual property related costs, and general corporate purposes and working capital, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not immediately improve our profitability or increase the price of our shares.

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Israel-Related Risks

Our business occurs primarily in Israel, and our company and our business could be adversely affected by the economic, political and military conditions in that region.

Our principal activities are based in Israel, which may be adversely affected by acts of terrorism, major hostilities, adverse legislation or litigation. If major hostilities should occur in the Middle East, including as a result of acts of terrorism in the United States or elsewhere, any such effects may not be covered by insurance. Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East, such as damages to our facilities and the resulting disruption to our ability to continue our product development. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot be certain that this government coverage will be maintained or will be adequate in the event we submit a claim. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Israel withdrew unilaterally from the Gaza Strip and certain areas in northern Samaria in 2005. Thereafter Hamas, an Islamist terrorist group responsible for many attacks, including missile strikes against Israeli civilian targets, won the majority of the seats in the Parliament of the Palestinian Authority in January 2006 and took control of the entire Gaza Strip, by force, in June 2007. Since then, Hamas and other Palestinian movements have launched thousands of missiles from the Gaza strip into civilian targets in southern Israel. In late 2008, a sharp increase in rocket fire from Gaza on Israel’s western Negev region, extending as far as 25 miles into Israeli territory and disrupting most day-to-day civilian activity in the proximity of the border with the Gaza Strip, prompted the Israeli government to launch military operations against Hamas that lasted approximately three weeks. Israel declared a unilateral ceasefire in January 2009, which substantially diminished the frequency of, but did not eliminate, Hamas rocket attacks against Israeli cities. There can be no assurance that this period of relative calm will continue, especially in light of recent rhetoric between Iran and Israel.

We are directly affected by economic, political and military conditions in that country. Our Israeli production facilities are located in Misgav which is located approximately 150 miles from the nearest point of the border with the Gaza Strip. There can be no assurance that Hamas will not obtain and use longer-range missiles capable of reaching our facilities, which could result in a significant disruption of the Israel-based portion of our business. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our business, financial condition and results of operations and may make it more difficult for us to raise necessary capital. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. For example, any major escalation in hostilities in the region could result in a portion of our employees, including executive officers, directors, and key personnel and consultants, being called up to perform military duty for an extended period of time. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in the agreements.

In addition to the foregoing, since the end of 2010, numerous acts of protest and civil unrest have taken place in several countries in the Middle East and North Africa, many of which involved significant violence. The civil unrest in Egypt, which borders Israel, resulted in significant changes to the country’s government. In Syria, also bordering Israel, large and violent protests against the government are taking place. The ultimate effect of these developments on the political and security situation in the Middle East and on Israel’s position within the region is not clear at this time.

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Our operations may be disrupted by the obligations of our personnel to perform military service which could have a material adverse effect of our business.

Many of our male employees in Israel, including members of senior management, are obligated to perform up to one month (in some cases more) of annual military reserve duty until they reach the age of 45 and, in the event of a military conflict, could be called to active duty. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of military service of one or more of our key employees. A disruption could have a material adverse effect on our business.

Under current U.S. and Israeli law, we may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered in non-competition agreements with our key employees. These agreements prohibit our key employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under applicable U.S. and Israeli law, we may be unable to enforce these agreements. If we cannot enforce our non-competition agreements with our employees, then we may be unable to prevent our competitors from benefiting from the expertise of our former employees, which could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

Service of process and enforcement of civil liabilities on our company and our officers may be difficult.

We are organized under the laws of the State of Delaware and are subject to service of process in the United States. However, approximately half of our assets are located outside the United States. In addition, most of our executive officers are residents of Israel and the bulk of the assets of such executive officers are located outside the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in original actions instituted in Israel. As a result, it may not be possible for investors to enforce or effect service of process upon these executive officers or to judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our assets, as well as the assets of these executive officers. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Israel.

We may experience foreign currency exchange risks, which may increase the dollar costs of our operations in Israel.

A substantial portion of our expenses, including those related to our clinical trial, our research and development, personnel and facilities-related expenses is incurred in New Israeli Shekels (NIS). Inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the U.S. dollar. This may give rise to an exchange rate risk against NIS. We do not currently engage in hedging or use any other financial instruments or arrangements to manage this risk.

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USE OF PROCEEDS

We will not receive any proceeds from the disposition by the selling stockholders of any of the shares covered by this prospectus. We will, however, receive proceeds from the exercise of the warrants in the event that any warrants are properly exercised for cash. Any such proceeds will be used for general corporate purposes. All proceeds from the sale of shares of common stock issuable upon exercise of the warrants will be received by the selling stockholders and not us. With the exception of any brokerage fees and commissions which are the respective obligations of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

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SELLING STOCKHOLDERS

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them under this prospectus. We are filing the registration statement of which this prospectus forms a part in order to fulfill contractual obligations that we have to these selling stockholders. Up to 6,671,202 shares of our common stock, including 3,291,755 shares of our common stock issuable upon the exercise of outstanding warrants, are being registered for sale for the accounts of the selling stockholders. These shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The shares offered by the selling stockholders under this prospectus (including shares issuable upon the exercise of warrants held by the selling stockholders) were originally issued in the following transactions, each of which was exempt from the registration requirements of the Securities Act:

•	In June 2012, we issued 1,944,734 units, with each unit consisting of one share of our common stock and a warrant to purchase 0.75 share of our common stock at an exercise price of $8.34 per full share, referred to as the June 2012 Private Placement. The units separated immediately upon issuance. The warrants issued as part of the units, referred to as the June 2012 Warrants, will first become exercisable on December 15, 2012 and will expire on June 18, 2017. Under a registration rights agreement entered into in connection with the June 2012 Private Placement, we agreed to file a registration statement registering the resale of the 1,944,734 shares included in the units and the 1,458,576 shares issuable upon exercise of the warrants included in the units within 30 days after June 18, 2012.

•	In June 2012, we issued a warrant to purchase 194,473 shares of common stock to Maxim Partners LLC, an affiliate of Maxim Group LLC, as part of Maxim Group LLC’s compensation for acting as placement agent in connection with the June 2012 Private Placement. We refer to this warrant as the 2012 Maxim Warrant. The 2012 Maxim Warrant has an exercise price of $9.17 per share, will first become exercisable on December 18, 2012 and will expire on June 18, 2017. We agreed to register the resale of the shares issuable upon the exercise of the 2012 Maxim Warrant under the registration statement filed pursuant to the registration rights agreement entered into in connection with the June 2012 Private Placement.

In addition, on August 1, 2011, we issued a warrant to purchase 150,000 shares of common stock to Maxim Partners LLC as compensation for the provision of general financial advisory and investment banking services. We refer to this warrant as the 2011 Maxim Warrant. The 2011 Maxim Warrant has an exercise price of $4.80 per share, is currently exercisable and will expire on July 31, 2016.

•	In September 2010, we issued a series of convertible promissory notes in the aggregate principal amount of $4,000,000, which we refer to as the 2010 Debentures. In connection with the issuance of the 2010 Debentures, we issued to the purchasers of the 2010 Debentures warrants to purchase an aggregate of 428,571 shares of common stock. As of the date of this prospectus, 5,357 shares have been issued upon exercise of these warrants and 423,214 shares remain issuable upon exercise of these warrants. These warrants, which we refer to as the 2010 Debenture Warrants, are currently exercisable, have an exercise price of $4.54 per share and will expire on September 22, 2015. The 2010 Debentures (including accrued interest) automatically converted into 1,200,776 shares of our common stock as a result of our initial public offering in the United States, which was completed on April 13, 2011. We granted certain registration rights to the holders of these shares and warrants, including piggyback registration rights to include their shares (including shares issuable upon exercise of the warrants) in a registration statement that we are otherwise filing.

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•	In 2009, we issued a series of convertible promissory notes in the aggregate principal amount of $570,000, which we refer to as the 2009 Debentures. The 2009 Debentures (including accrued interest) automatically converted into 209,656 shares of our common stock as a result of our initial public offering in the United States, which was completed on April 13, 2011. Upon such conversion, we also issued warrants to purchase an aggregate of 84,693 shares of common stock to the holders of the 2009 Debentures, and to certain affiliates of Newbridge Securities Corporation, the placement agent in connection with the 2009 Debentures, as partial compensation for their services in connection with the offering of the 2009 Debentures and their consequent conversion, of which an aggregate of 63,926 remain outstanding and are currently exercisable. These warrants, which we refer to as the 2009 Debenture Warrants, have an exercise price of $4.99 per share and will expire on April 12, 2016. We granted certain registration rights to the holders of these shares and warrants, including piggyback registration rights to include their shares (including shares issuable upon exercise of the warrants) in a registration statement that we are otherwise filing.

•	In 2007, we issued warrants to investors and consultants in private placement transactions. As of the date of this prospectus, an aggregate of 18,924 shares of our common stock have been issued upon exercise of these warrants and are offered under this prospectus. In addition, warrants to purchase an aggregate of 96,376 shares of our common stock remain outstanding and are currently exercisable. Of the warrants that remain outstanding and unexercised as of the date of this prospectus, warrants to purchase 8,830 shares of our common stock having an exercise price of $5.32 per share will expire on August 13, 2012; warrants to purchase 3,781 shares of our common stock having an exercise price of GBP 3.32 per share (or $5.19 per share based on the currency exchange ratio of $1.56 to one British Pound Sterling as of June 30, 2012) will expire on December 4, 2012; warrants to purchase 29,217 shares of our common stock having an exercise price of $5.32 per share will expire on December 4, 2012; and warrants to purchase 54,548 shares of our common stock having an exercise price of $5.57 per share will expire on December 4, 2012. We granted certain registration rights to the holders of these warrants, including piggyback registration rights to include the shares issued or issuable upon exercise of the warrants in a registration statement we are otherwise filing.

•	In 2006, we issued warrants in connection with a recapitalization of our company, of which an aggregate of 905,190 remain outstanding and are currently exercisable. We refer to these warrants as the 2006 Warrants. The 2006 Warrants have an exercise price of $2.49 per share and will expire on March 31, 2016. We granted certain registration rights to the holders of the 2006 Warrants, including piggyback registration rights to include the shares issuable upon exercise of the 2006 Warrants in a registration statement we are otherwise filing.

The following table is based on information provided to us by the selling stockholders from time to time prior to the date of this prospectus. The following table has been prepared on the assumption that all shares, including shares issuable upon exercise of warrants, offered under this prospectus will be sold to parties unaffiliated with the selling stockholders, and that no other shares of our common stock are acquired or sold by the selling stockholders prior to the completion of this offering. The selling stockholders may, however, buy other shares or sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock or warrants that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares or warrants pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. None of the selling stockholders has had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

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Other than as described in the footnotes to the table below with respect to shares of our common stock issuable upon the exercise of the June 2012 Warrants and the 2012 Maxim Warrant (which will not become exercisable until December 2012), the following table reflects beneficial ownership of shares of our common stock determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based on 11,861,382 shares of common stock outstanding as of August 1, 2012.

					Number of	Percentage of
	Number of shares		Number of		shares owned	shares owned
	owned before		shares offered		after the	after the
Name*	the offering		hereby		offering	offering

ACNYC LLC(1)	1,069,340	(2)	280,440	(3)	788,900	6.5%
Advanced Ambulatory Anesthesiologists, LLC Defined Benefit Plan(4)	89,285	(5)	89,285	(5)	0	+
Monte D. Anglin and Janet S. Anglin	13,929	(6)	8,929	(7)	5,000	+
Anson Investments Master Fund, L.P.(8)	119,044	(9)	119,044	(9)	0	+
Arbel Capital Group Ltd.(10)	16,210	(11)	4,633	(12)	11,577	+
Francis J. Argenziano	1,558	(13)	1,558	(13)	0	+
Ellen Aschendorf-Shasha	28,571	(14)	28,571	(14)	0	+
Michael Azeez, Trustee of the Sidney Azeez Trust For the Family of Michael Azeez UAD 11/30/95	17,857	(15)	17,857	(15)	0	+
Robert L. Bahr	40,250	(16)	40,250	(16)	0	+
Berdon Venture Associates, LLC(17)	17,500	(18)	17,500	(18)	0	+
Isaac Blech, Trustee of the River Charitable Remainder Unitrust f/b/o Isaac Blech(19)	2,075,828	(20)	875,828	(21)	1,200,000	9.3%
Robert Charles Bourge	28,571	(22)	28,571	(22)	0	+
Roger Bozarth	38,229	(23)	8,929	(24)	29,300	+
Ray Alan Bruening	34,463	(25)	34,463	(25)	0	+
Marc L. Carroll, Trustee of the Marc L. and Alisa D. Carroll Family Trust UAD 4/4/96	13,929	(26)	8,929	(27)	5,000	+
Thomas Casolaro	612	(28)	612	(28)	0	+
Chestnut Ridge Partners, LP(29)	354,701	(30)	197,613	(30)	157,088	1.3%
Chicago Investments, Inc.(31)	650,730	(32)	13,725	(32)	637,005	5.4%
CIBC Trust Company (Bahamas) Limited, Trustee of the CIBC Trust(33)	365,250	(34)	15,864	(34)	349,386	2.9%
David Cohen	1,307	(35)	311	(36)	996	+
Marc Cohen	35,700	(37)	25,200	(38)	10,500	+
Michael Cohn and Paula Cohn	8,929	(39)	8,929	(39)	0	+
David Cooper	18,929	(40)	8,929	(41)	10,000	+
Brandon Coppel	3,520	(42)	869	(43)	2,651	+
Charles J. Costich III and Karin J. Costich	27,500	(44)	17,500	(45)	10,000	+
Cranshire Capital Master Fund, Ltd.(46)	63,160	(47)	23,800	(48)	39,360	+
Richard Davis	16,951	(49)	1,540	(49)	15,411	+
David A. Dent	8,750	(50)	8,750	(50)	0	+
Carl J. Domino	21,929	(51)	8,929	(51)	13,000	+
Kevin T. Doyle	3,368	(52)	368	(52)	3,000	+
James L. Dritz	9,929	(53)	8,929	(53)	1,000	+
Thomas L. Eisenberg	8,929	(54)	8,929	(54)	0	+
Eliterank Pension Scheme(55)	27,740	(56)	4,624	(56)	23,116	+
Ron Eller and Beth Eller	13,617	(57)	13,617	(57)	0	+
Gary Elliston	55,714	(58)	35,714	(59)	20,000	+
Stephen Ettinger	21,747	(60)	2,679	(61)	19,068	+

27

					Number of	Percentage of
	Number of shares		Number of		shares owned	shares owned
	owned before		shares offered		after the	after the
Name*	the offering		hereby		offering	offering

Steven Farber	8,929	(62)	8,929	(62)	0	+
Lawrence Feinberg	14,287	(63)	14,287	(63)	0	+
Ian Stanley Fenn	3,926	(64)	3,926	(64)	0	+
Rosemary Grace Fenn	3,926	(65)	3,926	(65)	0	+
Frederick A. Fochtman and Linda M. Fochtman	7,142	(66)	7,142	(66)	0	+
Paul David Franzetta	8,929	(67)	8,929	(67)	0	+
Leon Frenkel	66,643	(68)	62,143	(69)	4,500	+
David Frydrych	96,429	(70)	96,429	(70)	0	+
Morris Garfinkle, Trustee of the Garfinkle Revocable Trust UAD 5/15/08	24,999	(71)	24,999	(71)	0	+
GBS Ventures, Inc.(72)	8,929	(73)	8,929	(73)	0	+
Amanda Gershinson	16,951	(74)	1,540	(74)	15,411	+
Richard B. Giles and Barbara J. Giles	8,929	(75)	8,929	(75)	0	+
Scott M. Gingras	16,828	(76)	6,437	(76)	10,391	+
Great Malvern Holdings Limited(77)	27,740	(78)	4,624	(78)	23,116	+
Howard M. Haft	8,929	(79)	8,929	(79)	0	+
I. Craig Henderson	8,929	(80)	8,929	(80)	0	+
Iroquois Master Fund, Ltd(81)	96,786	(82)	26,786	(83)	70,000	+
Richard S. Jackson	113,443	(84)	44,643	(85)	68,800	+
George Kalil	8,929	(86)	8,929	(86)	0	+
Kanter Family Foundation(87)	119,535	(88)	48,186	(88)	71,349	+
Robert Kargman and Marjie Kargman(89)	648,162	(90)	648,162	(90)	0	+
Richard Key	13,951	(91)	1,540	(91)	12,411	+
Kingsbrook Opportunities Master Fund LP(92)	34,546	(93)	34,514	(93)	32	+
Harvey Kohn and Helen Kohn	17,857	(94)	17,857	(95)	0	+
Jeff Kurtz	8,929	(96)	8,929	(96)	0	+
William S. Lapp	8,929	(97)	8,929	(97)	0	+
Roger S. Lash	23,925	(98)	8,925	(99)	15,000	+
Bruce Levenbrook	8,929	(100)	8,929	(100)	0	+
Edwin R. Ludvik	26,786	(101)	26,786	(101)	0	+
Rick D. Mace and Karen Mace	7,142	(102)	7,142	(102)	0	+
Alan MacKenzie	7,854	(103)	7,854	(103)	0	+
Marketplace Lofts Limited Partnership(104)	205,356	(105)	205,356	(105)	0	+
Maxim Partners LLC(106)**	344,473	(107)	344,473	(107)	0	+
Stephen D. McMurray(108)	136,865	(109)	2,484	(110)	134,381	1.1%
Reed C. Moskowitz	35,714	(111)	35,714	(111)	0	+
David S. Nagelberg	35,000	(112)	35,000	(112)	0	+
Daniel Newman	8,891	(113)	1,537	(114)	7,354	+
The Oaks Family LLC(115)	125,618	(116)	89,285	(117)	36,333	+
Andrew O’Shaughnessy	25,326	(118)	6,437	(118)	18,889	+
Alla Pasternack	10,714	(119)	10,714	(119)	0	+
Andrew L. Pearlman(120)	1,234,496	(121)	888,990	(122)	345,506	2.8%
Michael Pierce	45,605	(123)	8,929	(124)	36,676	+
Jerry William Pope	28,929	(125)	8,929	(126)	20,000	+
Rakesh Ramde and Jabina Ramde	26,786	(127)	26,786	(127)	0	+
Richard Martin Reiter	8,929	(128)	8,929	(128)	0	+
Mark Reutlinger and Analee Reutlinger	26,986	(129)	26,786	(129)	200	+
Michael Harold Rieber	89,285	(130)	89,285	(130)	0	+

28

					Number of	Percentage of
	Number of shares		Number of		shares owned	shares owned
	owned before		shares offered		after the	after the
Name*	the offering		hereby		offering	offering

Dyke Rogers	8,929	(131)	8,929	(131)	0	+
Mark W. Salmon	7,142	(132)	7,142	(132)	0	+
Sheldon Sanders and Dolores Sanders	7,142	(133)	7,142	(133)	0	+
Anthony J. Sarkis**	1,558	(134)	1,558	(134)	0	+
Brandon J. Schein and Jaclyn T. Schein, Trustees of the Joshua Schein 2009 Spearfish Trust UAD 12/28/98	22,929	(135)	8,929	(136)	14,000	+
Peter D. Schiffrin	8,929	(137)	8,929	(137)	0	+
David Schneider	94,270	(138)	50,000	(139)	44,270	+
Henry Scovern and Laura Pakarow	14,625	(140)	9,625	(141)	5,000	+
Shamus, LLC(142)	178,570	(143)	178,570	(143)	0	+
Dennis Shasha	85,714	(144)	85,714	(144)	0	+
Robert Shasha	28,571	(145)	28,571	(145)	0	+
Estelle Siegel and Seymour Siegel	8,750	(146)	8,750	(146)	0	+
Arnold E. Spangler	34,463	(147)	34,463	(147)	0	+
Beryl Steinberg	676,139	(148)	67,497	(148)	608,642	5.1%
James Steiner	21,937	(149)	5,357	(150)	16,580	+
Mitchell Stern	813	(151)	813	(151)	0	+
James W. Swistock	53,571	(152)	53,571	(152)	0	+
Troy T. Taylor	25,368	(153	5,357	(153)	20,011	+
Paul Teitelbaum	575	(154)	575	(154)	0	+
James W. Thomas	15,714	(155)	10,714	(156)	5,000	+
Henry M. Tufo and Carleen A. Tufo	16,714	(157)	10,714	(158)	6,000	+
Hans Abel van der Laan and Annette van der Laan	7,558	(159)	7,142	(160)	416	+
Ted Vanvick	7,142	(161)	7,142	(161)	0	+
Milton J. Wallace and Patricia Wallace	17,857	(162)	17,857	(162)	0	+
Brian Warshaw and Randy Warshaw	7,142	(163)	7,142	(163)	0	+
Peter H. Weiss	28,700	(164)	18,200	(165)	10,500	+
Kenneth and Heidi Widelitz, Trustees of the Widelitz Family Trust UAD 4/15/94	222,028	(166)	121,428	(167)	100,600	+
Rande R. Willison	13,170	(168)	8,570	(169)	4,600	+
David Y. Wong	1,558	(170)	1,558	(170)	0	+
Howard Yeager	613	(171)	613	(171)	0	+
Steven A. Yost and Kaye L. Yost, Trustees of the Steven and Kaye Yost Family Trust UAD 6/4/97	17,500	(172)	17,500	(173)	0	+
Irwin L. Zalcberg Profit Sharing Plan(174)	21,427	(175)	21,427	(175)	0	+
Shawn H. Zimberg MD	32,857	(176)	17,857	(177)	15,000	+
Lizabeth H. Zlatkus	17,857	(178)	17,857	(178)	0	+

+	Less than 1%.

*	Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the Selling Stockholders table by prospectus supplement, post-effective amendment or other filing. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the Selling Stockholders table by prospectus supplement, post-effective amendment or other filing.

29

**	The selling stockholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers. These selling stockholders have represented that they acquired their securities in the ordinary course of business, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling stockholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Andrew Cader makes voting and investment decisions with respect to the securities held by ACNYC LLC.
(2)	Includes (i) 120,189 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 264,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(3)	Includes 120,189 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(4)	Richard Stillman and Jeannie Stillman share investment and voting power over the securities held by Advanced Ambulatory Anesthesiologists, LLC Defined Benefit Plan.
(5)	Includes 38,265 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(6)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 5,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(7)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(8)	Moez Kassam makes voting and investment decisions with respect to the securities held by Anson Investments Master Fund, L.P.
(9)	Includes 51,019 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(10)	Arik Peretz and Saar Pilosof share investment and voting power over the securities held by Arbel Capital Group Ltd.
(11)	Consists of (i) 4,633 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012, and (ii) 11,577 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012.
(12)	Consists of 4,633 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012.
(13)	Consists of 1,558 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(14)	Includes 12,245 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(15)	Includes 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(16)	Consists of (i) 10,000 shares of our common stock and 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants held directly by Mr. Bahr, and (ii) 13,000 shares of our common stock and 9,750 shares of our common stock issuable upon the exercise of June 2012 Warrants held by The Bahr Family Limited Partnership, of which Mr. Bahr is the trustee of the general partner. Mr. Bahr makes voting and investment decisions with respect to the securities held by The Bahr Family Limited Partnership.
(17)	Frederick Berdon is the managing member of Berdon Venture Associates, LLC and makes voting and investment decisions with respect to the securities held by Berdon Venture Associates, LLC.
(18)	Includes 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(19)	Mr. Blech is a director of our company.
(20)	Consists of 845,471 shares of our common stock, 230,357 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants and 1,000,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “River Trust”). Does not include (i) 3,500 shares of our common stock, 6,356 options at $6.65 per share expiring on December 10, 2020 and 3,500 shares of restricted stock which will vest on January 3, 2013 held directly by Mr. Blech, (ii) 400,000 shares of our common stock held by Liberty Charitable Remainder Trust FBO Isaac Blech UAD 1/9/87 (the “Liberty Trust”), and (iii) 400,000 shares of our common stock held by West Charitable Remainder Unitrust (the “West Trust”). Mr. Blech is the sole trustee of each of the Liberty Trust, the West Trust and the River Trust (collectively, the “Trusts”), and, as such, has sole voting and dispositive power over the securities held by the Trusts. Mr. Blech disclaims beneficial ownership of the securities held by the Trusts.
(21)	Consists of (i) 645,471 shares of our common stock, and (ii) 230,357 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants, in each case, held by the River Trust.

30

(22)	Includes 12,245 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(23)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 19,300 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(24)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(25)	Includes 14,770 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(26)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 5,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(27)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(28)	Consists of 612 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(29)	Kenneth Pasternak makes voting and investment decisions with respect to the securities held by Chestnut Ridge Partners, LP.
(30)	Includes (i) 66,324 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 42,857 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(31)	The President of Chicago Investments, Inc. is Joshua Kanter (who is the brother of Joel Kanter, a director of our company). Joshua Kanter makes voting and investment decisions with respect to the securities held by Chicago Investments, Inc., but he disclaims any and all beneficial ownership of securities owned by such entity.
(32)	Includes (i) 8,368 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants, and (ii) 5,357 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(33)	Sole voting and investment control of our securities owned by the CIBC Trust is vested in CIBC Trust Company (Bahamas) Limited (“CIBC”), as trustee of the CIBC Trust.
(34)	Includes (i) 10,714 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants, and (ii) 5,150 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(35)	Includes (i) 311 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012, and (ii) 290 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012.
(36)	Consists of 311 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012.
(37)	Includes (i) 10,800 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 4,500 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(38)	Includes 10,800 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(39)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(40)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 10,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(41)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(42)	Consists of (i) 869 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012, and (ii) 2,651 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012.
(43)	Consists of 869 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012.
(44)	Includes (i) 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 10,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(45)	Includes 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(46)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund.
(47)	Includes (i) 10,200 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 39,360 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.

31

(48)	Includes 10,200 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(49)	Includes (i) 1,104 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 expiring on December 4, 2012, and (ii) 436 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012.
(50)	Includes 3,750 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(51)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(52)	Includes 368 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(53)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(54)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(55)	Charles Gourgey makes voting and investment decisions with respect to the securities held by Eliterank Pension Scheme.
(56)	Includes (i) 1,310 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012, and (ii) 3,314 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012.
(57)	Includes 5,836 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(58)	Includes (i) 15,306 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 20,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(59)	Includes 15,306 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(60)	Consists of (i) 2,679 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants, and (ii) 19,068 options at $8.19 per share expiring on September 13, 2020.
(61)	Consists of 2,679 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(62)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(63)	Includes 6,123 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(64)	Consists of shares of our common stock issued upon the exercise of warrants issued in 2007.
(65)	Consists of shares of our common stock issued upon the exercise of warrants issued in 2007.
(66)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(67)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(68)	Consists of (i) 25,510 shares of our common stock, 19,133 shares of our common stock issuable upon the exercise of June 2012 Warrants and 4,500 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held directly by Mr. Frenkel, and (ii) 10,000 shares of our common stock and 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants held by Triage Capital Management L.P. Mr. Frenkel makes voting and investment decisions with respect to the securities held by Triage Capital Management L.P.
(69)	Consists of (i) 25,510 shares of our common stock and 19,133 shares of our common stock issuable upon the exercise of June 2012 Warrants held directly by Mr. Frenkel, and (ii) 10,000 shares of our common stock and 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants held by Triage Capital Management L.P.
(70)	Includes 41,327 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(71)	Includes 10,714 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(72)	George Salem makes voting and investment decisions with respect to the securities held by GBS Ventures, Inc.
(73)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(74)	Includes (i) 1,104 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012, and (ii) 436 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012.
(75)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(76)	Includes 6,437 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(77)	Michael Barrington makes voting and investment decisions with respect to the securities held by Great Malvern Holdings Limited.
(78)	Includes (i) 3,314 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012, and (ii) 1,310 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012.
(79)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(80)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.

32

(81)	Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.
(82)	Consists of (i) 70,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016, and (ii) 26,786 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(83)	Consists of 26,786 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(84)	Consists of (i) 15,304 shares of our common stock, 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants and 3,700 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held directly by Mr. Jackson, and (ii) 45,306 shares of our common stock, 11,480 shares of our common stock issuable upon the exercise of June 2012 Warrants and 30,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held by Vivari Limited (“Vivari”). The general partner of Vivari is Vivari G.P., Inc. Mr. Jackson is the President of Vivari G.P., Inc. and makes voting and investment decisions with respect to the securities held by Vivari.
(85)	Consists of (i) 10,204 shares of our common stock and 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants held directly by Mr. Jackson, and (ii) 15,306 shares of our common stock and 11,480 shares of our common stock issuable upon the exercise of June 2012 Warrants held by Vivari.
(86)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(87)	Joel Kanter, who is a director of our company, is the President and a Director of the Kanter Family Foundation. Joel Kanter makes voting and investment decisions with respect to the securities held by the Kanter Family Foundation, but he disclaims any and all beneficial ownership of securities owned by such entity.
(88)	Includes (i) 1,932 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants, and (ii) 10,714 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(89)	Mr. Kargman may also be deemed a beneficial owner of the securities held by The Oaks Family LLC listed separately in this table.
(90)	Includes 277,784 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(91)	Includes (i) 1,104 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012, and (ii) 436 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012.
(92)	Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(93)	Includes (i) 10,200 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 10,714 shares of our common stock issuable upon the exercise of 2010 Debenture Warrants.
(94)	Includes 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants. Does not include (i) 36,868 shares of our common stock and 104,130 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 beneficially owned by Mr. Kohn, or (ii) 24,051 shares of our common stock and 43,970 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 beneficially owned by Mrs. Kohn.
(95)	Includes 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(96)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(97)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.

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(98)	Includes (i) 3,825 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 10,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(99)	Includes 3,825 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(100)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(101)	Includes 11,480 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(102)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(103)	Consists of shares of our common stock issued upon the exercise of warrants issued in 2007.
(104)	Stonberg Holdings Corp. (“Stonberg Holdings”) is the general partner of Marketplace Lofts Limited Partnership. Jeffrey F. Stonberg is the President of Stonberg Holdings and makes voting and investment decisions with respect to the securities held by Marketplace Lofts Limited Partnership.
(105)	Includes 88,010 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(106)	Maxim Partners LLC owns 92% of Maxim Group LLC, a registered broker-dealer. MJR Holdings LLC owns 73.5% of Maxim Partners LLC. Mike Rabinowitz is the principal manager of MJR Holdings LLC and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC.
(107)	Consists of (i) 194,473 shares of our common stock issuable upon the exercise of the 2012 Maxim Warrant, which will first become exercisable on December 18, 2012, and (ii) 150,000 shares of our common stock issuable upon the exercise of the 2011 Maxim Warrant.
(108)	Dr. McMurray is a director of our company.
(109)	Includes (i) 33,052 options at $7.35 per share expiring on November 14, 2012, (ii) 19,048 options at $8.19 per share expiring on September 14, 2020, (iii) 4,286 options at $6.55 per share expiring on January 11, 2021, (iv) 3,500 shares of restricted stock which will vest on January 3, 2013, and (v) 644 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(110)	Includes 644 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(111)	Includes 15,306 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(112)	Includes 15,000 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(113)	Includes (i) 1,537 shares of our common stock issued upon the exercise of warrants issued in 2007, and (ii) 7,016 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 expiring on December 4, 2012.
(114)	Consists of 1,537 shares of our common stock issued upon the exercise of warrants issued in 2007.
(115)	The managing member of The Oaks Family LLC is Robert Kargman. Mr. Kargman makes voting and investment decisions with respect to the securities held by The Oaks Family LLC. Mr. Kargman also holds securities in joint tenancy with his wife listed separately in this table.
(116)	Includes (i) 38,265 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 19,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(117)	Includes 38,265 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(118)	Includes 6,437 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(119)	Includes 4,592 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(120)	Dr. Pearlman is the President and Chief Executive Officer and a director of our company.
(121)	Consists of (i) 33,562 shares of our common stock, 182,806 options at $2.49 per share expiring on March 31, 2016, 91,403 options at $7.35 per share expiring on November 14, 2012 and 705,190 shares of our common stock issuable upon the exercise of 2006 Warrants held directly by Dr. Pearlman, (ii) 94 shares of our common stock held by Dr. Pearlman’s wife, (iii) 150,000 shares of our common stock issuable upon the exercise of 2006 Warrants held by the Pearlman Family Trust for the benefit of Dr. Pearlman’s children, (iv) 33,800 shares of our common stock issuable upon the exercise of 2006 Warrants held by the Pearlman Friends and Family Trust, and (v) 1,719 shares of our common stock and 35,922 shares of our common stock issuable upon the exercise of warrants having an exercise price of $0.0002 per share expiring on March 31, 2016 held by ADP Holdings LLC, an entity controlled by Dr. Pearlman.
(122)	Consists of (i) 705,190 shares of our common stock issuable upon the exercise of 2006 Warrants held directly by Dr. Pearlman, (ii) 150,000 shares of our common stock issuable upon the exercise of 2006 Warrants held by the Pearlman Family Trust for the benefit of Dr. Pearlman’s children, and (iii) 33,800 shares of our common stock issuable upon the exercise of 2006 Warrants held by the Pearlman Friends and Family Trust.
(123)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 20,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.

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(124)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(125)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 10,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(126)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(127)	Includes 11,480 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(128)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(129)	Includes 11,480 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(130)	Includes 38,265 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(131)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(132)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(133)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(134)	Consists of 1,558 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(135)	Includes (i) 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 9,500 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(136)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(137)	Includes 3,827 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(138)	Includes (i) 21,429 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 24,270 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(139)	Includes 21,429 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(140)	Includes 4,125 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 5,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(141)	Includes 4,125 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(142)	Coast Asset Management, LLC is the manager of Shamus, LLC. David E. Smith is the President of Coast Asset Management, LLC and makes voting and investment decisions with respect to the securities held by Shamus, LLC.
(143)	Includes 76,530 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(144)	Includes 36,735 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(145)	Includes 12,245 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(146)	Includes 3,750 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(147)	Includes 14,770 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(148)	Includes (i) 21,885 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants, (ii) 21,828 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012, and (iii) 23,784 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.57 per share expiring on December 4, 2012.
(149)	Includes (i) 2,296 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 8,580 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(150)	Includes 2,296 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(151)	Consists of (i) 363 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on August 13, 2012, (ii) 87 shares of our common stock issuable upon the exercise of warrants having an exercise price of GBP 3.32 per share (or $5.19 per share based on the currency exchange ratio of $1.56 to one British Pound Sterling as of June 30, 2012) expiring on December 4, 2012, and (iii) 363 shares of our common stock issuable upon the exercise of warrants having an exercise price of $5.32 per share expiring on December 4, 2012.
(152)	Includes 22,959 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(153)	Includes 5,357 shares of our common stock issued upon the exercise of 2010 Debenture Warrants.
(154)	Consists of shares of our common stock issued upon the exercise of warrants issued in 2007.
(155)	Includes (i) 4,592 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 3,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.

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(156)	Includes 4,592 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(157)	Includes (i) 4,592 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 6,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(158)	Includes 4,592 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(159)	Includes (i) 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 416 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(160)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(161)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(162)	Includes 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(163)	Includes 3,061 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(164)	Consists of (i) 6,200 shares of our common stock, 3,900 shares of our common stock issuable upon the exercise of June 2012 Warrants and 2,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held directly by Mr. Weiss, and (ii) 7,700 shares of our common stock, 3,900 shares of our common stock issuable upon the exercise of June 2012 Warrants and 5,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held by Mr. Weiss, as Trustee of the Trust U/W Renee Weiss dated 5/9/90.
(165)	Consists of (i) 5,200 shares of our common stock and 3,900 shares of our common stock issuable upon the exercise of June 2012 Warrants held directly by Mr. Weiss, and (ii) 5,200 shares of our common stock and 3,900 shares of our common stock issuable upon the exercise of June 2012 Warrants held by Mr. Weiss, as Trustee of the Trust U/W Renee Weiss dated 5/9/90.
(166)	Includes (i) 52,041 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 50,600 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(167)	Includes 52,041 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(168)	Includes 3,673 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 4,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(169)	Includes 3,673 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(170)	Consists of 1,558 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(171)	Consists of 613 shares of our common stock issuable upon the exercise of 2009 Debenture Warrants.
(172)	Includes 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants. Does not include 5,000 shares of our common stock and 61,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016 held by Yost Financial Consultants, Inc. Mr. Yost may be deemed to have beneficial ownership of the securities held by Yost Financial Consultants, Inc.
(173)	Includes 7,500 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(174)	Irwin L. Zalcberg is the sole trustee and beneficiary of the Irwin L. Zalcberg Profit Sharing Plan and makes voting and investment decisions with respect to the securities held by the Irwin L. Zalcberg Profit Sharing Plan.
(175)	Includes 9,183 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(176)	Includes (i) 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants, and (ii) 10,000 shares of our common stock issuable upon the exercise of warrants having an exercise price of $6.00 per share expiring on April 12, 2016.
(177)	Includes 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants.
(178)	Includes 7,653 shares of our common stock issuable upon the exercise of June 2012 Warrants.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at prevailing market prices or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	sales on any national securities exchange or quotation service on which the shares are listed or quoted at the time of sale;
•	sales in the over-the-counter market;
•	privately negotiated transactions;
•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing of options on the shares, whether or not the options are listed on an options exchange;
•	through the distribution of the shares by any selling stockholder to its partners, members or shareholders;
•	one or more underwritten offerings on a firm commitment or best efforts basis;
•	to cover hedging transactions (other than short sales) made pursuant to this prospectus;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, or in another transaction that is exempt from the registration requirements of the Securities Act, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, foreclose on the shares.  In the event of a foreclosure, the broker will be considered a selling stockholder under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  To the extent required under the Securities Act, any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

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The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed with the selling stockholders in this offering to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) the date on which all shares of the selling stockholders offered by this prospectus have been sold by the selling stockholders, and (ii) the date on which the selling stockholders may sell all of their shares offered by this prospectus without registration under Rule 144 of the Securities Act without any limitation on the amount of securities that may be sold under Rule 144.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

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DESCRIPTION OF COMMON STOCK

The following description of the material terms of our common stock includes a summary of specified provisions of our amended and restated certificate of incorporation and by-laws. This description also summarizes relevant provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL. The terms of our amended and restated certificate of incorporation and by-laws and the terms of the DGCL are more detailed than the general information provided below. Therefore, please carefully consider the actual provisions of these documents, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and the DGCL.

General

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.0001 per share. We do not have any preferred stock outstanding or authorized. We may offer our common stock directly or upon the conversion of units and the exercise of warrants or rights.

As of August 1, 2012, there were 11,861,382 shares of common stock issued and outstanding held of record by 453 stockholders.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts are paid. Our amended and restated certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock in the United States is Corporate Stock Transfer, Inc. Capita Registrars is our transfer agent for our common stock in the United Kingdom.

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Stock Exchange Information

Our common stock is listed on the NYSE MKT under the symbol “MDGN.” Our common stock is also listed on the AIM Market, operated by the London Stock Exchange, plc, under the symbols “MEDG” and “MEDU.”

 LEGAL MATTERS

The validity of the securities offered by this prospectus was passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Joshua Kanter, who exercises sole investment or voting control over more than 5% of our outstanding common stock, is of counsel to such firm.

 EXPERTS

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered public accounting firm, has audited our balance sheets as of December 31, 2010 and 2011, and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2010 and 2011, as set forth in their report, which includes an explanatory paragraph relating to our ability to continue as a going concern, appearing in our Annual Report on Form 10-K for the year ended December 31, 2011. These financial statements are incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance on Kost Forer Gabbay & Kasierer’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC under the Securities Act with respect to the securities to be sold in this offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We are subject to the informational requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

Our website address is www.medgenics.com. The information on, or accessible through, our website is not part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information to you by referring you to other documents we have filed separately with the SEC, without actually including the specific information in this prospectus or any prospectus supplement.  The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, and information that we file later with the SEC (and that is deemed to be “filed” with the SEC) will automatically update, and may supersede, information in this prospectus and any prospectus supplement.

We are incorporating by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed on March 6, 2012);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (filed on May 14, 2012);

•	our Current Reports on Form 8-K filed with the SEC on January 25, 2012, April 5, 2012, June 19, 2012 (except for Item 7.01 and Exhibit 99.1) and July 2, 2012 (except for Item 7.01 and Exhibit 99.1); and

•	the description of our common stock and the April 2011 warrants contained in our registration statement on Form 8-A filed with the SEC on March 24, 2011.

All documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) subsequent to the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part hereof from the date of the filing of such documents, except that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other document subsequently filed with the SEC which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any of the documents that we incorporate by reference in this prospectus, at no cost, by writing or telephoning us at Medgenics, Inc., 555 California Street, San Francisco, California 94104, telephone number (415) 568-2245.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, to be borne by us in connection with the sale and distribution of the securities being registered.  All amounts are estimated except for the SEC registration fee.

SEC Registration Fee	$10,310.69	*
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	200,000.00
Printing and miscellaneous	75,000.00

Total	$295,310.69

* Previously paid.

Item 15.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Our amended and restated certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, or by reason of the fact that he or she was serving at the request of our company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified (and we must advance expenses incurred in connection with the defense of such actions, suit or proceedings) to the full extent now or hereafter permitted by law.

We maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners and employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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Item 16.	Exhibits

The exhibits to this registration statement are listed in the Exhibit Index following the signature page of this registration statement.

Item 17.	Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Misgav, Israel, on August 1, 2012.

MEDGENICS, INC.

By:	/s/ Andrew L. Pearlman
Andrew L. Pearlman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Andrew L. Pearlman	President, Chief Executive Officer and Director	August 1, 2012
Andrew L. Pearlman	(Principal Executive Officer)

*	Vice President Administration, Treasurer and Secretary	August 1, 2012
Phyllis K. Bellin	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 1, 2012
Sol J. Barer

*	Director	August 1, 2012
Eugene A. Bauer

*	Director	August 1, 2012
Joel S. Kanter

Director
Stephen D. McMurray

*	Director	August 1, 2012
Gary A. Brukardt

Director
Alastair Clemow

Director
Isaac Blech

* By:	/s/ Andrew L. Pearlman
Andrew L. Pearlman
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed November 5, 2010 (File No. 333-170425) and incorporated herein by reference).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated as of June 4, 2009 (previously filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed November 5, 2010 (File No. 333-170425) and incorporated herein by reference).

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated as of February 14, 2011 (previously filed as Exhibit 4.3 to the Company’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed July 16, 2012 (File No. 333-170425) and incorporated herein by reference).

4.4	Second Amended and Restated By-Laws dated as of March 5, 2012 (previously filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 001-35112) and incorporated herein by reference).

4.5	Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 filed February 22, 2011 (File No. 333-170425) and incorporated herein by reference).

4.6	Specimen Warrant Certificate (previously filed as Exhibit 4.4 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 filed February 22, 2011 (File No. 333-170425) and incorporated herein by reference).

4.7	Form of Warrant Agreement (previously filed as Exhibit 4.5 to the Company’s Amendment No. 4 to Registration Statement on Form S-1 filed February 22, 2011 (File No. 333-170425) and incorporated herein by reference).

4.8	Registration Rights Agreement, dated as of May 25, 2009, between the Company and the persons named therein (previously filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-1 filed November 5, 2010 (File No. 333-170425) and incorporated herein by reference).

4.9	Registration Rights Agreement, dated as of September 15, 2010, between the Company and the persons named therein (previously filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed November 5, 2010 (File No. 333-170425) and incorporated herein by reference).

4.10	Form of Warrant Certificate, dated as of June 18, 2012 (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 19, 2012 (File No. 001-35112) and incorporated herein by reference).

4.11	Warrant Agreement, dated as of June 18, 2012, between Medgenics, Inc. and Corporate Stock Transfer, Inc., as warrant agent (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 19, 2012 (File No. 001-35112) and incorporated herein by reference).

4.12	Common Stock Purchase Warrant, dated as of June 18, 2012, issued to Maxim Partners LLC (previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on June 19, 2012 (File No. 001-35112) and incorporated herein by reference).

4.13	Registration Rights Agreement, dated as of June 18, 2012, by and among the Company and the investors party thereto (previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 19, 2012 (File No. 001-35112) and incorporated herein by reference).

5.1	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (filed herewith).

23.1	Consent of Kost Forer Gabbay & Kasierer (Ernst & Young) (filed herewith).

23.2	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to the initial filing of this registration statement).